CONSULTING AGREEMENT

This Agreement, dated as of May 1, 2015 is made and entered into by and between ArtVentive Medical Group, Inc. (the "COMPANY"), and AlvaMed, Inc. ("ALVAMED"). COMPANY and ALVAMED agree as follows:

Section 1. The Services

1.1 Scope of Services. During the term of this Agreement (as set forth below, the "Term"), ALVAMED will perform such professional services as may be agreed upon in writing from time to time by COMPANY and ALVAMED (the "Services"). The Services may include, but are not necessarily limited to, the following:

(a) Regulatory strategies;

(b) Maintenance of ISO Certification and CE Mark;

(c) 510(k) Submission(s) as needed;

(d) Regulatory and clinical consultation;

(e) Critical Subcontractor of regulatory, quality and clinical services;

(f) Management Representative role;

(g) Creation and retention of Customer Property as defined in this Agreement and in the anticipated Quality Agreement between AVMG and ALVAMED; and

(h) Clinical trial design and execution; worldwide regulatory submission(s).

1.3 Schedule. ALVAMED will use best efforts to perform the Services in accordance with any schedules agreed upon by the parties. If the parties do not agree upon a schedule for the performance of certain Services, the Services shall not be performed.

1.4 Changes. COMPANY may make changes in the Services within the general scope of this Agreement (including, but not limited to, additions to or deletions from any Services, suspension of performance and changes in the schedule) by giving ALVAMED written notice of the change. If any such change causes an increase or decrease in the estimated time or cost to perform any Services under this Agreement, then the compensation

and schedule for such Services shall be equitably adjusted to reflect such increase or decrease. If ALVAMED intends to assert a claim for equitable adjustment, ALVAMED shall submit a change order and obtain approval by COMPANY.

Section 2. Compensation and Payment

2.1 Hourly Rates. COMPANY will pay ALVAMED for Services performed under this Agreement by ALVAMED staff at the rates described in **Exhibit A**. For purposes of the foregoing, COMPANY, in each instance, will reimburse ALVAMED for travel time at the rate described in **Exhibit A**, and will pay ALVAMED for flights, rental cars, lodging, meals, and other related travel expenses, if needed. All such costs shall be approved in writing by COMPANY prior to the incurrence of such expenditures and, subject to COMPANY approval, will be included in calculating amounts payable to ALVAMED under this paragraph. Rates for database development, statistical analyses, and other outside services will be billed according to a mutually acceptable approved budget.

2.2 Reimbursable Expenses. COMPANY will reimburse any out-of-pocket and pass through expenses validly incurred by ALVAMED and its contractors on behalf of COMPANY upon receipt of invoices for said expenses. All such expenses will be pre-approved in writing by COMPANY prior to such expenditures.

2.3 Payment.

(a) ALVAMED will prepare and submit to COMPANY an invoice for any amounts due and payable under paragraphs 2.1 and 2.2 and any reimbursable expenses incurred during the prior month. Materials used by ALVAMED in rendering the Services, including materials used for study documents, postage, packaging, reproduction services, long distance communications and couriers will be billed at cost by ALVAMED. Travel time, if any, will be billed at the applicable hourly rate per **Exhibit A**. Out-of-pocket expenses incurred while in travel will be charged at cost. ALVAMED will provide such documentation and information as COMPANY may reasonably request to verify any invoice submitted by ALVAMED. All such costs shall be pre-approved in writing by COMPANY prior to such expenditures. COMPANY will reimburse any out-of-pocket and pass through expenses incurred by ALVAMED and its contractors within thirty (30) days following receipt of invoices for said expenses in accordance with Section 2.3(b).

(b) All work performed by ALVAMED will be invoiced once per month. COMPANY will pay the amount properly due and payable under each of ALVAMED's invoices within thirty (30) days after COMPANY's receipt of the applicable invoice. A one and one half (1.5%) percent late fee of the total amount due will be applied to all late invoices if payment is not received within ten (10) days of providing notice of such late payment to COMPANY.

2.3.1 Wiring Instructions

COMPANY shall pay ALVAMED, by check or wire, according to the following instructions:

Bank:	Cambridge Trust Company
Address:	494 Boston Post Road Weston, MA 02493
Routing Number:	ABA# 011300595
Bank Account Name:	ALVAMED, Inc.
Bank Account Number:	1526941801

Section 3. Term and Termination

3.1 Term. The Term will commence as of the date of this Agreement and will continue for a period of two (2) years unless terminated in accordance with paragraphs 3.2 or 3.3.

3.2 Optional Termination. Either party may, at its option, terminate the Term by giving the other party thirty (30) days' written notice of termination.

3.3 Termination for Default. Either party may immediately terminate the this Agreement by giving the other party written notice of termination if (a) the other party commits a material breach of or default under this Agreement, or (b) any proceeding, plan or other action for the bankruptcy, rearrangement, reorganization, insolvency, dissolution or liquidation of the other party is filed, adopted, commenced or threatened.

3.4 Effect of Termination. Upon any termination of the Term, the following will apply:

(a) ALVAMED will not be obligated to perform any Services after the end of the Term;

(b) COMPANY will pay ALVAMED in accordance with Section 2 for all Services performed in accordance with this Agreement prior to the end of the Term;

(c) COMPANY will not be obligated to pay ALVAMED for any Services performed or expenses incurred after the end of the Term; and

(d) the parties' respective rights and obligations under Sections 2, 3, 5, 6 and 7 will survive.

Section 4. Performance of the Services

4.1 General. The parties will consult and cooperate to coordinate the Services with the activities of COMPANY's employees and other representatives. ALVAMED will perform the Services in an efficient, expeditious and professional manner. In performance of the Services and this Agreement, ALVAMED will comply with all applicable laws, ordinances, rules, regulations, orders, licenses, permits and other governmental requirements

(including, but not limited to, any such requirements imposed upon COMPANY with respect to the Services).

4.2 Relationship of the Parties. ALVAMED (and its agents) are independent contractors, not an employee or agent, of COMPANY and nothing in this Agreement or any statement of work executed by the parties shall be construed to create a partnership, joint venture, or employer-employee relationship. Without limitation of the foregoing, ALVAMED (and its agents) will (a) not make any representation or enter into any contract, agreement or other commitment, or incur any obligation or liability, in the name or otherwise on behalf of COMPANY; (b) not be entitled to any of the benefits that COMPANY may make available to its own employees, such as health coverage, worker's compensation, disability, life insurance, pension, retirement, insurance or other benefits afforded to employees of COMPANY; (c) be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to ALVAMED's performance of services and receipt of ALVAMED's compensation under this Agreement; (d) pay all social security, unemployment and other employer taxes relating to ALVAMED's compensation under this Agreement; (e) provide all worker's compensation and other insurance relating to ALVAMED's employment; and (f) perform all reporting, recordkeeping, administrative and similar functions relating to ALVAMED's performance of the Services or compensation under this Agreement. ALVAMED agrees to accept exclusive liability for complying with all applicable state and federal laws governing independent contractors, including obligations such as payment of taxes, social security, disability, and other contributions based on compensation paid to ALVAMED, its agents or employees, under this Agreement. ALVAMED hereby agrees to indemnify and defend COMPANY against any and all such taxes or contributions, including, without limitation, penalties and interest.

4.3 Subcontracting. ALVAMED will not subcontract or otherwise delegate performance of any Services without COMPANY's consent, which shall not be unreasonably withheld.

4.4 Non-Exclusive Arrangement. ALVAMED agrees to devote the number of hours as are necessary to perform the Services hereunder. ALVAMED reserves the right to provide similar services to other customers as ALVAMED deems fit, provided that any such work will not involve services which would interfere with or adversely affect ALVAMED's ability to perform its obligations under this Agreement. Unless otherwise agreed by the parties, ALVAMED shall have no obligation to work any particular hours or days.

4.5 Non-Solicitation and Non-Hire. During the term of this Agreement and for a period of one (1) year thereafter, neither party shall attempt to solicit or directly or indirectly hire either party's employees or subcontractors that become known to the parties through the performance of this Agreement. Should COMPANY or ALVAMED breach this provision either party may terminate this Agreement. If, during the term of this Agreement or one (1) year thereafter, either party directly or indirectly hires a COMPANY or ALVAMED employee or subcontractor, COMPANY or ALVAMED shall receive damages in the amount of one hundred percent (100%) of the first year compensation paid to that individual.

Section 5. Company Property, Confidential Information, Confidential Materials and Proprietary Rights

5.1 Company Property. COMPANY owns the rights to any and all electronic and hard copy documents generated and retained by ALVAMED on behalf of COMPANY including: standard operating procedures, forms, indices, supplier documents, external documents, quality records, regulatory submissions, clinical files and general documents that support COMPANY's Quality Management System. The aforementioned documents are to be transferred to COMPANY within 15 days of a request for said documents. In addition, ALVAMED shall provide access to electronic documents throughout the course of this Agreement on a secure web server.

5.2 Confidential Information. Any information acquired by ALVAMED in connection with the Services (whether acquired from COMPANY or a third party or developed by ALVAMED and whether merely remembered or embodied in a tangible or intangible form), and not generally available to the public will constitute confidential information of COMPANY ("Confidential Information"). Confidential Information may include, without limitation, any information concerning the business and affairs of COMPANY; information concerning acquisition opportunities in the business or industry of COMPANY of which ALVAMED (and its agents) is aware or becomes aware during the term of this Agreement; all ideas, information, knowledge, technical data, technology, know-how, information constituting "trade secrets" under applicable law, intellectual property, inventions, improvements, designs, methodology, studies, trials, research, development, products, services, finances, business plans, marketing plans, costs and pricing information or internal memoranda, regulatory plans, strategies, legal affairs, customers, potential customers, prospects, opportunities, sales methods, customer and supplier and prospective customer and supplier requirements, sales representative, distributor and licensee lists, customer usages and requirements, contracts or assets of COMPANY or its affiliates or third parties entrusting any such information to COMPANY. ALVAMED agrees, on behalf of itself and its agents, that it shall not disclose to any unauthorized person or use for its own account any of such Confidential Information; provided, that, ALVAMED will use and disclose the Confidential Information only as reasonably required for performance of the Services in accordance with this Agreement or as otherwise authorized in writing by COMPANY. Without limitation of the foregoing, ALVAMED will not use, divert or misappropriate any Confidential Information for ALVAMED's own benefit or the benefit of any third party. ALVAMED will strictly treat as confidential, and take appropriate steps to protect, the Confidential Information from any unauthorized use or disclosure. The parties will cooperate in minimizing the extent of any such disclosure and in seeking protective orders or the like as may be available to protect the confidentiality of the Confidential Information. ALVAMED agrees to promptly destroy or to deliver to COMPANY at the end of each project, or at any other time COMPANY may request in writing, all memoranda, notes, plans, records, reports and other documents containing any Confidential Information that ALVAMED (or its agents) may then possess or have under its control.

5.3 Confidential Materials. Any materials acquired by ALVAMED (and its agents) in connection with the Services (whether acquired from COMPANY or a third party or developed by ALVAMED) and not generally available to the public will constitute confidential materials of COMPANY ("Confidential Materials"). Confidential Materials include, without limitation, any plans, designs, specifications, recommendations, reports, documents, notes, photographs, computer programs and other materials that contain any Confidential Information. ALVAMED will use, copy, publish and distribute Confidential Materials only as reasonably required for performance of the Services in accordance with this Agreement or as otherwise authorized in writing by COMPANY. ALVAMED will take appropriate steps to protect the Confidential Materials from any unauthorized use, copying, publication or distribution. ALVAMED will deliver any Confidential Materials to COMPANY upon request.

5.4 Third-Party Information. ALVAMED understands that COMPANY may receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on COMPANY's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of this Agreement and thereafter, and without in any way limiting the provisions of Section 5.2, ALVAMED (and its agents) will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of COMPANY who need to know such information in connection with their work for COMPANY) or use, except in connection with the performance of the Services, Third Party Information unless expressly authorized in writing by COMPANY.

5.5 Proprietary Rights. COMPANY will be the owner of any and all Confidential Information; Confidential Materials; products, devices, inventions, compositions, methods, processes, discoveries, know-how, data and other results authorized, created, invented, reduced to practice, developed, discovered or made by ALVAMED in connection with the Services ("Results"); and patent, copyright, trade secret, trademark and other intellectual property rights in any Confidential Information, Confidential Materials or Results. ALVAMED will be the owner of ALVAMED-specific "know how" and ALVAMED templates, forms, and standard operating procedures.

5.6 Other Confidentiality Obligations. During the term of this Agreement and thereafter, ALVAMED (and its agents) shall not use or disclose any confidential information or trade secrets, if any, of any employers or former employers or any other person to whom ALVAMED (or any of its agents) has an obligation of confidentiality, and shall not bring onto the premises of COMPANY any unpublished documents or any property belonging to any employer or former employer or any other person to whom ALVAMED (or any of its agents) has an obligation of confidentiality unless consented to in writing by such employer or person. ALVAMED (and its agents) shall use in the performance of its duties under this Agreement only information that is (i) generally known and used by persons with training and experience comparable to ALVAMED (and its agents) and that is (a) common knowledge in the industry or (b) is otherwise legally in the public domain, (ii) otherwise provided or developed by COMPANY or (iii) in the case of materials, property or information belonging to any employer, former employer or other person to whom ALVAMED (or any of its agents) has an obligation of confidentiality, approved for such use in writing by such employer or person.

5.7 Enforcement. If, at the time of enforcement of Sections 5.1 to 5.6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area, and the covenants shall be interpreted and enforced to the maximum extent which such court deems reasonable. Because ALVAMED's services are unique and because ALVAMED (and its agents) may have access to Confidential Information, Confidential Materials or Results, the parties hereto agree that money damages would not be an adequate remedy for any breach of such provisions of this Agreement, and any breach of the terms of Sections 5.1 to 5.6 would result in irreparable injury and damage to COMPANY for which COMPANY would have no adequate remedy at law. Therefore, in the event of a breach or threatened breach of Sections 5.1 to 5.6 of this Agreement, COMPANY or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to seek specific performance and/or immediate injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof, without having to prove damages in addition to any other remedies to which COMPANY may be entitled at law or in equity. The provisions of this Section 5.7 shall not prevent COMPANY from pursuing any other available remedies for any breach or threatened breach hereof, including without limitation, the recovery of damages from ALVAMED.

5.8 Securities Laws. ALVAMED understands and acknowledges that United States securities laws prohibit any person who has material non-public ("inside") information about a company from purchasing or selling securities of such company, and prohibits communicating such material non-public information to any other person under circumstances where it is reasonably foreseeable that such person is likely to purchase or sell securities of such company. ALVAMED further acknowledge that the Confidential Information exchanged during the course of ALVAMED's work under this Agreement may constitute material non-public information, and ALVAMED agrees to comply with United States securities laws governing the use of such information.

5.9 Litigation and Regulatory Cooperation. During and after ALVAMED's engagement, ALVAMED (and its agents) shall cooperate with COMPANY and its affiliates as reasonably requested by COMPANY in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of COMPANY or its affiliates or their predecessors that relate to events or occurrences that transpired while ALVAMED was engaged by COMPANY or any of its affiliates. ALVAMED's cooperation in connection with such claims or actions shall include, without limitation, being available at reasonable times and locations to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of COMPANY or its affiliates or their predecessors at mutually convenient times. During and after ALVAMED's engagement, ALVAMED also shall cooperate with COMPANY and its affiliates as reasonably requested by COMPANY in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while ALVAMED was engaged by COMPANY. If such service is required after the term of this Agreement, COMPANY shall pay a reasonable per diem and reimburse ALVAMED for any reasonable out-of-pocket expenses, including reasonable legal fees, incurred in connection with ALVAMED's performance of obligations pursuant to this Section 5.9.

5.10 Obligations Continue Past Term. The obligations imposed on ALVAMED shall continue with respect to each item of the Confidential Information following the termination of the business relationship between the parties, and such obligations shall not terminate until such item of the Confidential Information shall cease to be Confidential Information, unless such event causing such item to no longer be Confidential Information shall have occurred as a result of wrongful conduct by ALVAMED's agents, servants, officers or employees or a breach of the covenants set forth in this Agreement.

5.11 Limited License. Only upon a party's prior written consent and approval, which consent and approval may be withheld in such party's sole discretion, may the other party use or reproduce the trademark, trade name, trade dress or logo of such party in any tangible medium, including in such other party's marketing and public relations materials.

Section 6. Release and Indemnity

6.1 Subject to Section 6.2, COMPANY agrees to defend, hold harmless and indemnify ALVAMED, and its successors, officers, directors, agents and employees harmless from any and all actions, causes of action, claims, demands, costs, liabilities, expenses and damages (including attorneys' fees) arising out of, or in connection with: (1) the services to be provided by ALVAMED or any subcontractor thereof, under this Agreement, provided that COMPANY shall not be liable under this Section for acts or omissions of COMPANY that are done at the express direction of an authorized representative of ALVAMED; and (2) COMPANY's failure to comply with any other provision of this Agreement or any applicable local, state or federal law.

6.2 The indemnity provided in this Section shall include, but not be limited to, all claims, losses, damage, suits, actions, proceedings, or liabilities for bodily injury or death, or damage to property suffered or caused by COMPANY or any subcontractor (that does not result from any gross negligence, bad faith or willful misconduct of ALVAMED, including specifically bodily injury or death of personnel or any subcontractor) or claims by COMPANY or subcontractor for wages, benefits or other compensation from ALVAMED, which are COMPANY's responsibility.

6.3 COMPANY further agrees to reimburse ALVAMED for any fine, payment of benefits, cost of coverage, or other cost or liability incurred by ALVAMED by reason of COMPANY's failure to comply with any provision of this Agreement. Specifically, and not in limitation of the foregoing, ALVAMED shall have no liability for delays in performing the Services to the extent such delays are caused by COMPANY or by conditions or events outside of ALVAMED's control.

6.4 ALVAMED agrees to indemnify, defend and hold COMPANY and its successors, officers, directors, agents and employees harmless from any and all actions, causes of action, claims, demands, costs, liabilities, expenses and damages (including attorneys' fees) arising out of, or in connection with any breach of this Agreement by ALVAMED.

Section 7. Miscellaneous

7.1 Notices. Any notice under this Agreement will be deemed to be properly given if given in writing and delivered in person or mailed, properly addressed and stamped with the required postage, to the intended recipient as follows:

If to COMPANY:	ArtVentive Medical Group, Inc. Address: 1797 Playa Vista, San Marcos, CA 92078 Phone: 760.593.0339 Fax: 650.240.1706 Attn: Dr. Leon Rudakov, PhD
If to ALVAMED:	AlvaMed, Inc. 946 Great Plain Avenue,#166, Needham, MA 02492 Attn: Mark Cox, President Cell Phone: 781-710-2418 Fax: 617-249-0955

Either party may change its address specified in this Section by giving the other party notice of such change in accordance with this Section.

7.2 Nonwaiver. The failure of COMPANY to insist upon or enforce strict performance of any provision of this Agreement or to exercise any of its rights or remedies under this Agreement will not be interpreted or construed as a waiver or relinquishment to any extent of COMPANY's rights to assert or rely on any such provision, right or remedy in that or any other instance; rather, the same will be and remain in full force and effect.

7.3 Assignment. ALVAMED will not (by contract, operation of law or otherwise) assign this Agreement or any right or interest in this Agreement without the prior written consent of COMPANY. Subject to the foregoing restriction on assignments by ALVAMED, this Agreement will be fully binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors, assigns and legal representatives.

7.4 Governing Law. This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of California without giving effect to its choice of law principles to the contrary.

7.5 Venue. ALVAMED will not commence or prosecute any suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for breach of or default under this Agreement, or otherwise, arising under or by reason of this Agreement, other than in the state or federal courts located in California. ALVAMED irrevocably consents to the jurisdiction and venue of the state and federal courts located in California, in connection with any action relating to this Agreement.

7.6 Injunctive Relief. ALVAMED acknowledges that the promises or agreements contained in Section 5 of this Agreement relating to confidentiality or intellectual property are necessary and reasonable in order to protect COMPANY's business, and ALVAMED agrees that monetary damages alone may be inadequate to compensate COMPANY for the breach thereof, and that any such violation or threatened violation may cause irreparable injury to COMPANY. Accordingly, in addition to any other remedies that may be available in law, in equity, or otherwise, COMPANY shall be entitled to obtain injunctive relief against the breach or threatened breach by ALVAMED of such obligations, without the necessity of proving actual monetary damages.

7.7 Partial Invalidity. If any term, covenant or condition of this Agreement or its application to any person or circumstances shall be held to be illegal, invalid or unenforceable, the remainder of this Agreement or the application of such term or provisions to other persons or circumstances shall not be affected, and each term hereof shall be legal, valid and enforceable to the fullest extent permitted by law, unless an essential purpose of this Agreement would be defeated by the loss of the illegal, unenforceable, or invalid provision. In the event of such partial invalidity, the parties shall seek in good faith to agree on replacing any such legally invalid provisions with valid provisions, which, in effect, will, from an economic viewpoint, most nearly and fairly approach the effect of the invalid provision and the intent of the parties in entering into this Agreement.

7.8 Entire Agreement. This Agreement sets forth the entire agreement, and supersedes any and all prior agreements, of the parties with respect to the Services performed or to be performed by ALVAMED hereunder.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

AlvaMed, Inc. DocuSigned by: Mark Cox 357CA668C8FC466 By: ______________________ Name: Mark Cox Title: President & CEO	**ArtVentive Medical Group, Inc.:** DocuSigned by: Leon Rudakov DCA5E18F8054D8... By: ______________________ Name: Dr. Leon Rudakov, PhD Title: President & CTO

EXHIBIT A

ALVAMED Rates

Position	Roles	Rate
Senior Advisor • Roberta Hines, • Jon Saltonstall, (dep. on role) • Mark Cox	Regulatory strategy development Document review Client and resource strategy	$225
Senior Manager • Jon Saltonstall (dep. on role) • John Sasso • Diana Grenier	Quality assurance activities Customer service process management Regulatory submission prep	$175
Manager • Kerry Beckett (dep. on role) • Donna Vieth	Regulatory submission prep Clinical test data management EDC management	$150
Senior Associate • Kerry Beckett (dep. on role)	Documentation prep Customer service management	$125
Associate • Melissa Hooper	QMS maintenance Order fulfillment	$100
Admin • TBD	Document control	$65
Travel time	All AlvaMed employees and subcontractors	$75